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                                                                Exhibit 5(a)





                                  September 8, 1994



          UNR Industries, Inc.
          332 South Michigan Avenue
          Chicago, Illinois 60604-4385

          Ladies and Gentlemen:

               The undersigned is Vice President, Secretary and General Counsel of UNR Industries, Inc. (the "Company").

               On or about the date of this letter, a registration statement on Form S-8 (the "Registration Statement") is being filed by the Company with the Securities and Exchange Commission covering the registration under the Securities Act of 1933 (the "Act") of 2,500,000 shares of common stock, par value $.01 per share (the "Shares"), of the Company which may be offered and issued in connection with the UNR Industries, Inc. 1994 Stock Option Plan and the UNR Industries, Inc. 1994 Executive Stock Purchase Plan (the "Plans").

               In rendering this opinion, I have examined and am familiar with originals or copies of the corporate records of the Company, including its Certificate of Incorporation and its By-laws (both as amended), and minutes of directors' and stockholders' meetings, and other documents (including the Plans) which I have deemed relevant or necessary as the basis for this opinion.

               Based on the foregoing, it is my opinion that the Shares, when issued and sold pursuant to the Plans, will be legally issued, fully paid and non-assessable.

               Without conceding that my consent as required by Section 7 of the Act, I consent to the inclusion of this opinion as an exhibit to the Registration Statement.


                                             Very truly yours,

                                             /s/ Victor E. Grimm

                                             Victor E. Grimm